Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the proxy statement/prospectus constituting a part of this Registration Statement on Form F-4 of our report dated March 4, 2025 relating to the financial statements of Black Spade Acquisition II Co, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 11, 2025